Exhibit 99.1

NOVAGOLD Reports Excellent Progress in Permitting Donlin Gold with a 2015 Year-end Target Date to File Draft EIS While Maintaining a Robust Financial Position

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NOVAGOLD is fully aligned with its partner Barrick Gold Corporation (“Barrick”) on Donlin Gold, with activities focused on advancing permitting and conducting optimization studies to evaluate opportunities to reduce initial owner capital

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NOVAGOLD’s financial position at $157 million in cash and term deposits as of February 28, 2015, is sufficient to meet current obligations and advance the Donlin Gold project through completion of permitting

March 31, 2015 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (TSX, NYSE-MKT: NG) today released its first quarter financial results and updates for its flagship 50%-owned Donlin Gold project in Alaska and its 50%-owned Galore Creek copper-gold-silver project in British Columbia.

Details of the financial results for the three months ended February 28, 2015 are presented in the consolidated financial statements and quarterly report filed on Form 10-Q with the SEC that will be available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated and all resource and reserve estimates are shown on a 100% project basis.

In the first quarter of 2015, NOVAGOLD achieved the following:

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Donlin Gold permitting advanced further with the submission of six cooperating agencies’ comments on the initial draft Environmental Impact Statement (EIS) to the lead agency, the U.S. Army Corps of Engineers (“Corps”), who continue to anticipate publishing the draft EIS by year-end 2015

▶	Advanced other Donlin Gold major permit applications with state and federal permitting agencies such as air quality, water discharge and usage, pipeline plan of development, wetlands and dam safety

▶	Continued to sponsor, volunteer and participate in local community activities in Alaska and Northern British Columbia

▶	Iditarod Trail International Sled Dog Race, covering more than 1000 miles from Fairbanks to Nome, Alaska, taking place on a National Historic Trail with ties to mining

▶	Supporting Tahltan educational and healthy living initiatives

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Released the opening segment of a four-part video series on the way of life in Alaska – Yup’ik Language and Culture – Taking a look into the remote communities based in the Yukon-Kuskokwim region, where the Donlin Gold project is located, and the importance of subsistence living and traditional lifestyles

▶	Advanced the Galore Creek technical studies in project mine planning and design with its partner Teck Resources Limited, to further improve its value and marketability

President’s Message

I’m very pleased with the progress we have achieved permitting Donlin Gold to date. Considering that we and our partners have been advancing steadily, surely, and without interruption, what is clearly the most important gold development project in the world, unique in its combined quality and magnitude, the process has been exceptionally smooth. This is a testament both to the quality of the asset as well as to the Donlin Gold team's management of the project over the years as it has been taken up the value chain for the benefit of our stakeholders.

Donlin Gold is indeed remarkable.  Over three decades of building and operating some of the greatest mines in the gold space, I have seen and worked on a select few assets that ultimately have grown to the size of Donlin Gold. This is the first time, however, that I am involved with an asset that actually begins with an endowment of 39 million ounces of gold and a nearly three decade mine life ... yet also enjoys the very real potential to expand significantly larger still. As a very rare million-ounce-plus-per-year potential gold producer located in a premier jurisdiction, Donlin Gold is on track to deliver great economic benefits to the state, the region, the local communities, and the partners' shareholders for a long time to come.

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The permitting process in the United States is rigorous, and rightly so. It is the very reasonable price we pay for having security of tenure in one of the world's safest jurisdictions. As managers of a rich piece of real estate with a massive mineral endowment, we are the most supportive advocates for the government agencies that are our counterparts in this process. We know that the more comprehensive and transparent the work that is done on the front end, the better the outcome for all those who are stakeholders in Donlin Gold. We support the thorough and professional approach taken by the Corps in preparation of the EIS, and are encouraged by our joint-progress in providing all agencies and the public with ample time and opportunity to thoroughly review, as well as to provide a meaningful input into, the permitting process.

In the first quarter, the Corps received comments on initial drafts of the environmental consequences sections of the EIS from six cooperating agencies, including EPA, BLM, the State of Alaska and native organizations.  This early input into the EIS is very important, as it ensures that the draft EIS meets the expectations and the needs of all of the agencies involved in permitting and reviewing Donlin Gold. The Corps and AECOM Technology Corporation (AECOM), the Corps’ contractor for the preparation of the EIS, are considering the agencies’ comments and will address them in the draft EIS which is expected to be published as planned by the end of 2015. Recently, the Corps determined that, once the draft EIS is published, the public comment period should take approximately five months. Appropriate modifications were made to the original permitting schedule, and the confirmed timeline, published by the Corps, envisages the issuance of the final EIS in early 2017. We welcome this development, as it provides ample time for all the stakeholders to become informed and comment on the EIS, and gives full respect to the cultural practices of the Yukon-Kuskokwim region. Investing this time now will help ensure a prosperous future for Donlin Gold.

This view is shared by both NOVAGOLD and Barrick, both of whom are equally committed to working together to take full advantage of Donlin Gold’s unique scale and optionality. To do that, we are advancing Donlin Gold through permitting and, at the same time, evaluating alternatives to reduce initial owner capital through third-party owner-operator agreements and optimized development scenarios. Prior to making a construction decision, we also expect to bring up-to-date capital and operating costs and other input parameters for the project, since the Feasibility Study was published several years ago. Neither party in the Donlin Gold partnership is interested in building this attractive project without proper regard for the macro-economic environment or the price of gold. To the contrary. Our Chairman, Thomas Kaplan, recently observed that “both companies are happy to take a sober and constructive view. We don't want to subsidize the world's consumption of gold by squandering the treasures that Mother Nature has given us and we're happy to wait for the higher gold prices that will make the project's economics sing.”  Most recently, Barrick revised their own disclosure on Donlin Gold, which bears repeating in its entirety because we and our partners find ourselves so beautifully aligned in our objectives and strategy:

"The 50% owned Donlin Gold project located in Alaska is one of the largest undeveloped gold deposits in the world. In terms of size, grade, and jurisdictional safety, Donlin Gold is an excellent asset in Barrick's portfolio with significant leverage to the price of gold.

The Donlin Gold project has approximately 39 million ounces of contained gold (100% basis) in the measured and indicated resource categories (approximately 8 million tonnes grading 2.52 g/t (measured) and 533 million tonnes grading 2.24 g/t (indicated)). In addition to its already large mineral endowment, the project also has exploration potential which could expand the current open pit resource.

Under our disciplined capital allocation framework, we have continued to work with our partner, Novagold Resources, to advance the Donlin Gold project. Current activities, by which we maintain and enhance the option value of this project at a modest cost, are focused on permitting, community outreach and workforce development. In 2014, Donlin Gold secured long-term surface use rights and significantly advanced the permitting of the Donlin Gold project which is now about halfway complete.

Barrick is working closely with its partner on alternatives designed to minimize initial capital outlay. The outcome of that effort may include engagement of third party operators and exploring possibilities for third party financing of some capital intensive infrastructure. Collectively, we are also investing about $3 million (100% basis) on technical studies to identify potential design and execution enhancements. Donlin Gold has substantial leverage to gold prices and has the potential to add significant value to Barrick and its future growth pipeline in a higher gold price environment. Any decision to proceed with development, either as currently envisaged, or in an optimized scenario, will depend on the project meeting Barrick's minimum hurdle rate which will depend in large part on the prevailing gold prices and market conditions."

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Time is on the stakeholders' side. The recent pause in the secular bull market in gold resulted in some projects in our industry being shelved due to sub-optimal quality and some outright cancelled due to jurisdictional risk. Donlin Gold, on the other hand, continues to retain all its important, fundamentally positive attributes. With the stated 39 million ounces of gold in resources in the measured and indicated category, it is one of the largest undeveloped gold deposits in the world. It has an average grade of 2.2 grams per tonne, among the highest in the industry. It is expected to produce annually over one million ounces of gold for 27 years and likely beyond considering Donlin Gold’s excellent exploration potential. In addition to quantity and quality, it is located in one of the most mining-friendly jurisdictions in the world, the United States, a country where the rule of law is not a novelty, and where one is allowed to keep the fruits of our project's exceptional leverage to the higher price of gold.  These and other attributes of Donlin Gold make NOVAGOLD a truly institutional-quality investment that we expect to be the "go-to stock" in our space.

At Galore Creek, a world-class asset in its own right, we continue to make progress in mine planning and design, waste rock and water management, environmental monitoring, community commitments and site care and maintenance. We anticipate that, when the copper markets turn, this effort will further enhance the value and marketability of this major project.

NOVAGOLD, through its investments in Donlin Gold and Galore Creek, is actively  engaged in the lives of the communities where it operates. For example, we were proud sponsors of the 43rd Iditarod Trail International Sled Dog Race, which was recently completed in Nome, Alaska. Some of the mushers are from the Yukon-Kuskokwim region, where Donlin Gold is located. These individuals are excellent role models for the youth in the region.  Additionally, in the first quarter of 2015, we released the first segment of a four-part video series featuring the heritage and way of life of people in remote communities in Alaska. The film, entitled Yup’ik Language and Culture, explores the importance of subsistence living and traditional lifestyles in the remote communities in the Yukon-Kuskokwim region, where Donlin Gold is located.

We are thankful for the capital that has been entrusted to us by our shareholders more than three years ago and continue to carefully manage our balance sheet with the shareholders' interest always uppermost in our minds. We know and appreciate the competitive advantage we have by not needing to raise additional capital for many years if we choose not to do so. With $157 million in cash and term deposits at the end of the first quarter, we have sufficient capital to complete the permitting of the Donlin Gold project, complete the Galore Creek studies and further enhance its value prior to a sale, repay the $16 million in outstanding notes next quarter...and still have plenty of cash to spare if gold prices need more time to resume their uptrend.

We are grateful for the tremendous support of our stakeholders – shareholders, native corporations, and the government agencies of the jurisdictions in which our assets are located. Additionally, we are very thankful for the guidance from our Board of Directors and for the commitment and perseverance of our employees and project teams in advancing, de-risking and enhancing the value of both the Donlin Gold and Galore Creek projects.

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Financial Results	in thousands of U.S. dollars, except for per share amounts

	Three months ended February 28, 2015 $	Three months ended February 28, 2014 $
General and administrative expense (1)	8,502	7,702
Share of losses – Donlin Gold	2,496	2,855
Share of losses – Galore Creek	126	766
Exploration and evaluation	153	—
Depreciation	9	10
Total operating expenses	11,286	11,333

Loss from operations	(11,286)	(11,333)
Other income (expense)	1,997	592

Loss for the period	(9,299)	(10,691)
Loss per share, basic and diluted	(0.03)	(0.03)
	At February 28, 2015 $	At November 30, 2014 $
Cash and term deposits	156,957	165,325
Total assets	485,728	524,546
Total liabilities	117,261	119,430
(1) Includes share-based compensation expense of $5,329 and $4,658 in the first quarters of 2015 and 2014, respectively.

Loss from operations was unchanged at $11.3 million in 2014 and 2015.  Increased general and administrative expense, was offset by decreased losses in equity investments in the Donlin Gold and Galore Creek projects. General and administrative expense increased by $0.8 million, primarily due to higher share-based compensation costs as a result of the Company’s higher share price compared to the prior year. Our share of losses at the Donlin Gold project decreased by $0.4 million, as 2015 activities continued to focus primarily on permitting. At the Galore Creek project, our share of losses decreased by $0.6 million due to severance costs incurred in the prior year period.

Net loss decreased from $10.7 million ($0.03 per share) in 2014 to $9.3 million ($0.03 per share) in 2015, primarily due to an increase in foreign exchange gains. The U.S. dollar significantly strengthened in relation to the Canadian dollar during the first quarter of 2015 and foreign exchange gains were realized by the Canadian parent company on its cash denominated in U.S. dollars, partially offset by foreign exchange losses on convertible note debt.

Liquidity and Capital Resources

NOVAGOLD’s cash and term deposits decreased by $8.4 million in the first quarter. The decrease resulted from $5.6 million used in operating activities for administrative costs, including reductions in accounts payable, $2.4 million to fund Donlin Gold, $0.2 million to fund Galore Creek, and a $0.2 million foreign exchange impact on cash held in Canadian dollars. The term deposits are denominated in U.S. dollars and are held at two Canadian chartered banks. No cash was used in financing activities in the first quarter of 2015 or 2014.

2015 Outlook

In 2015, we continue to expect to spend approximately $45 million, which includes $16 million to repay the principal on the remaining convertibles notes; $13 million to fund our share of expenditures at the Donlin Gold project; $1.6 million to fund our share of expenditures at the Galore Creek project, $1.5 million for joint Donlin Gold studies with Barrick and $13 million for general administrative costs, interest, working capital and other corporate purposes.

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NOVAGOLD will focus on five key areas throughout the year: first, to advance the Donlin Gold project toward a construction/production decision; second, uphold strong relationships with all stakeholders; third, advance Galore Creek mine planning and project design; fourth, evaluate opportunities to monetize the value of Galore Creek; and fifth, maintain a healthy balance sheet.

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss the first quarter results will take place April 1, 2015 at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Webcast:	www.novagold.com
North American callers:	1-800-299-8538
International callers:	1-617-786-2902
Participant Passcode:	98119556

The webcast will be archived on NOVAGOLD’s website for one year.  For a transcript of the call please email info@novagold.com.

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company engaged in the exploration and development of mineral properties in North America. Its flagship asset is the 50%-owned Donlin Gold project in Alaska, one of the safest jurisdictions in the world. With approximately 39,000,000 ounces of gold in the measured and indicated resource categories (541 million tonnes at an average grade of approximately 2.2 grams per tonne), Donlin Gold is regarded to be one of the largest, highest grade, and most prospective known gold deposits in the world. According to the Second Updated Feasibility Study (as defined below), once in production, Donlin Gold should average approximately 1,500,000 ounces of gold per year for the first five full years, followed by decades of more than one million ounces per year on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers only three kilometers of an approximately eight-kilometer long gold-bearing trend. Current activities at Donlin Gold are focused on permitting, community outreach and workforce development in preparation for the construction and operation of this top tier asset. The Donlin Gold project commenced permitting in 2012, a clearly defined process expected to take approximately five years as per the Corps.  NOVAGOLD also owns 50% of the Galore Creek copper-gold-silver project located in northern British Columbia. According to the 2011 Pre-Feasibility Study (as defined below), once in production, Galore Creek is expected to be the largest copper mine in Canada, a tier-one jurisdiction. NOVAGOLD is currently evaluating opportunities to sell all or a portion of its interest in Galore Creek and would apply the proceeds toward the development of Donlin Gold. NOVAGOLD is well positioned to stay the course and take Donlin Gold through permitting.

Scientific and Technical Information

Scientific and technical information contained herein with respect to Donlin Gold is derived from the “Donlin Creek Gold Project Alaska, USA NI 43-101 Technical Report on Second Updated Feasibility Study” compiled by AMEC with an effective date of November 18, 2011, as amended January 20, 2012  (the “Second Updated Feasibility Study”).  Kirk Hanson, P.E., Technical Director, Open Pit Mining, North America, (AMEC, Reno), and Gordon Seibel, R.M. SME, Principal Geologist, (AMEC, Reno) are the Qualified Persons responsible for the preparation of the independent technical report, each of whom are independent “qualified persons” as defined by NI 43-101.

Certain scientific and technical information contained herein with respect to Galore Creek is derived from the technical report entitled "Galore Creek Project British Columbia NI 43-101 Technical Report on Pre-Feasibility Study" dated effective July 27, 2011 (the "2011 Pre-Feasibility Study"). The Qualified Persons responsible for the preparation of the independent technical report are Greg Kulla, P. Geo., Principal Geologist (AMEC Americas Limited), and Jay Melnyk, P. Eng. (AMEC Americas Limited), each of whom are independent "qualified persons" as defined by NI 43-101.

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NOVAGOLD Contact:

Mélanie Hennessey
Vice President, Corporate Communications

Erin O’Toole
Analyst, Investor Relations

604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein including, without limitation, the timing of permitting and potential development of Donlin Gold, statements relating to NOVAGOLD’s future operating and financial performance, outlook, and the potential sale of all or part of NOVAGOLD’s interest in Galore Creek are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, or “should” occur or be achieved. These forward-looking statements may include statements regarding the 2015 outlook; perceived merit of properties; anticipated permitting timeframes; exploration results and budgets; mineral reserves and resource estimates; work programs; capital expenditures; timelines; strategic plans; completion of transactions; market prices for precious and base metals; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NOVAGOLD’s expectations include the uncertainties involving the need to obtain permits and governmental approvals; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for continued cooperation with Barrick Gold Corporation and Teck Resources Limited for the continued exploration and development of the Donlin Gold and Galore Creek properties; the need for cooperation of government agencies and native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risk and uncertainties disclosed in NOVAGOLD’s Annual Report filed on Form 10-K for the year-ended November 30, 2014 with the United States Securities and Exchange Commission and in other NOVAGOLD reports and documents filed with applicable securities regulatory authorities from time to time. NOVAGOLD’s forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

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Cautionary Note to United States Investors

This press release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101”) and the Canadian Institute of Mining, Metallurgy, and Petroleum Definition Standards on Mineral Resources and Mineral Reserves. NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission ("SEC”), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term "resource” does not equate to the term "reserves”. Under U.S. standards, mineralization may not be classified as a "reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured mineral resources”, "indicated mineral resources” or "inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves” by U.S. standards in documents filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. U.S. investors should also understand that "inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an "inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimated "inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an "inferred mineral resource” exists or is economically or legally mineable. Disclosure of "contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves” are also not the same as those of the SEC, and reserves reported by NOVAGOLD in compliance with NI 43-101 may not qualify as "reserves” under SEC standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with U.S. standards.

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